Exhibit 99.1
NEWS RELEASE
Basic Earth Updates Drilling Efforts on the LM #2 Well
Denver, Colorado, March 15, 2006 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) reported successfully reaching the planned total depth on its previously disclosed LM #2, a 10,100 foot, vertical Rival test operated by Missouri Basin Well Service in McKenzie County, North Dakota. During drilling operations a drill stem test was conducted that indicated that the Rival interval was potentially productive. Wireline logs run at the conclusion of drilling yesterday have confirmed these indications. However, rather than set production casing, the Company along with its partners, have elected to seal-off this lower interval with cement. Basic, along with its partners, are now repositioning the drilling assembly further up the well to have sufficient room to take the wellbore horizontally into the Rival interval. Basic has slightly less then a 20% working interest in this well. The Company estimates having spent approximately $200,000 to date on drilling costs and anticipates spending an additional $200,000 on horizontal drilling operations.
“In a stunning change of plans, we have taken this entire prospect in a new direction,” commented Ray Singleton, President of Basic. “If horizontal wells in this area can achieve the production and reserve multiples seen in similar Madison formation horizontal “plays” we will expect to be very busy developing this potential. On other fronts, with a number of efforts both underway and in the planning process we continue to pursue opportunities that will have a strategic impact on the Company.”
In a Form 8-K filed in conjunction with this press release, the Company has provided expanded discussion of this venture. Readers are encouraged to review this Form 8-K to obtain a complete understanding of matters referenced in this press release.
Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin (in North Dakota and Montana), the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC.OB.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Reports on Form 10-QSB for the quarters ending June 30, 2005, September 30, 2005 and December 31, 2005 in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.